Exhibit 10.29
PHINIA Inc. Amended and Restated Retirement Savings Excess Benefit Plan
RECITALS
A.    BorgWarner Inc. (“BorgWarner”) sponsors the BorgWarner Inc. Retirement Savings Excess Benefit Plan, as amended and restated effective January 1, 2009, as amended from time to time (“BW Excess Plan”), to provide benefits to certain employees whose participation in and benefits under the BorgWarner Retirement Savings Plan, as amended from time to time (“BW Savings Plan”), are limited by provisions in the Internal Revenue Code of 1986, as amended, including without limitation, Sections 401(a)(17), 401(k)(3), 401(m), 402(e) and 415 of the Code.
B.    BorgWarner and PHINIA Inc. (“Corporation”) entered into a Separation and Distribution Agreement dated July 3, 2023 (“Separation Agreement”) governing the Separation Transaction (as defined in the Separation Agreement).
C.    The Corporation and BorgWarner entered into an Employee Matters Agreement effective July 3, 2023 (“EM Agreement”) setting forth the terms and conditions governing employee matters related to the Separation Transaction. In connection with the Separation Transaction, the Corporation established this Plan, and the Company (as defined below) assumed the obligations and liabilities from the Transferred BW Excess Plan Participants.
D.    Any benefits due under the BW Excess Plan with respect to Transferred BW Excess Plan Participants will now be the sole responsibility of Company and this Plan, and any such benefits accrued but not yet paid under the BW Excess Plan immediately prior to the Effective Date, will be administered and paid under the terms of this Plan. All designations of beneficiaries, deferral elections, and distribution elections made under the BW Excess Plan by Transferred BW Excess Plan Participants and in effect immediately prior to the Effective Date will continue to apply and be administered under this Plan, until such designation or election expires or is otherwise changed or revoked in accordance with the terms of this Plan and Section 409A of the Code.
E.    In connection with the Separation Transaction, the Corporation also established the PHINIA Inc. Deferred Compensation Plan (“DC Plan”) effective January 1, 2024.
F.    The Corporation now desires that the DC Plan be merged with and into this Plan effective January 1, 2024.
1. Plan Merger.
Effective January 1, 2024 (“Effective Date”), the Corporation merges the DC Plan with and into this Plan (“Plan Merger”). The recitals in this Plan are hereby incorporated as terms of the Plan as of the Effective Date.
Notwithstanding anything herein to the contrary, special provisions shall be applicable to the DC Plan Participants (defined below) regarding contributions and credits to the DC Plan Accounts (defined below), vesting of amounts credited to the DC Plan Accounts, and distribution of benefits from the DC Plan Accounts (such special provisions collectively referred to as “DC Plan Provisions”). The DC Plan Provisions are set forth in the supplement attached hereto as Exhibit A (“Supplement”), incorporated herein by reference, and such provisions only apply with respect to the DC Plan Accounts. The administration of the DC Plan Accounts shall be subject to the terms and conditions of the Plan and the Supplement.
(a)    Each DC Plan Participant who had an account balance in the DC Plan as of the Effective Date shall automatically become a participant in the Plan, to the extent the DC Plan Participant is not already a participant in the Plan, and shall be subject to the terms and conditions of this Plan and the Supplement.
(b)    All beneficiary designations, deferral elections and distribution elections made by each DC Plan Participant under the DC Plan prior to the Effective Date shall continue to apply and shall be administered under this Plan and the Supplement.
(c)    The notional account balance, if any, under the DC Plan for each DC Plan Participant shall be transferred to a DC Plan Account. Account balances shall continue to be subject to the same investment elections that were made under the DC Plan until the DC Plan Participant makes a new investment election in accordance with the provisions of this Plan.

2.Definitions.
Except as otherwise provided in the Supplement with regard to the DC Plan Accounts, when capitalized, the following definitions shall apply under the Plan. Any capitalized terms used but not defined herein shall have the meanings assigned to them in the RSP or Separation Agreement unless the context clearly indicates otherwise.
2.01    Account. The term “Account” means, with respect to any Participant, the Participant's Supplementary Company Retirement Account and the Participant's Supplementary Savings Account and any subaccounts maintained with respect to a Participant.
2.02    Beneficiary. The term “Beneficiary” means the person, persons or trust designated to receive a benefit under the Plan, including the balance of the DC Plan Account, where applicable, after the death of a Participant. In the absence of a valid beneficiary designation under the Plan, the Participant’s designated beneficiary under the RSP shall be the Beneficiary. In the absence of a valid beneficiary designation under the Plan and the RSP, the Beneficiary shall be determined in the same manner that a beneficiary would have been determined for the Participant under the RSP.
2.03    Code. The term “Code” means the United States Internal Revenue Code of 1986 and any successor thereto.
2.04    Code Section 409A. The term “Code” Section 409A means Section 409A of the Code, and the regulations and other guidance issued by the Treasury Department and the Internal Revenue Service thereunder.
2.05    Company. The term “Company” means, individually, the Corporation and the Corporation's divisions, subsidiaries, joint ventures and affiliates which are participating in the Plan. Divisions of the Corporation shall participate in the Plan as determined from time to time by the Committee. Subsidiaries and affiliates shall participate in the Plan by taking appropriate corporate action with the Committee's consent.
2.06    Compensation. The term “Compensation” means the regular salary, overtime pay and any bonus during any Plan Year; provided, however, that for purposes of determining the amount credited to the Supplemental Retirement Accounts under Sections 5 and 6 hereof, the Compensation of each Participant shall include such Participant's Before-Tax Contributions under the RSP, and such term shall not be limited to the maximum amount of the Participant's Compensation taken into consideration for purposes of the RSP.
2.07     DC Plan Account. The term “DC Plan Account” means the bookkeeping account (and any subaccounts) for a DC Plan Participant that is established and maintained under the Plan to record the transfer of the DC Plan Participant’s balance from the DC Plan (if any), adjusted as determined under Section 10 hereof.
2.08    DC Plan Participant. The term “DC Plan Participant” means PHINIA Inc. employees who as of July 3, 2023 have a balance in the frozen BorgWarner Inc. Deferred Compensation Plan.
2.09    Employee. The term “Employee” means an Employee of the Company as defined in the RSP.
2.10    Participant. The term “Participant” means any Employee participating in the RSP (i) whose base compensation is classified as Salary Grade 16 or higher (or any comparable replacement classification implemented by the Company) and (ii) whose participation in and benefits under the RSP are limited by provisions in the Code, including, without limitation, Sections 401(a)(17), 401(k)(3), 401(m), 402(g)(1) and 415 of the Code. An Employee who ceases to meet all of the criteria established to be a Participant for a Plan Year shall not be eligible to participate in the Plan during such Plan Year. If an Employee ceases to meet the requirement to be a Participant but remains an Employee, no additional amounts shall be credited under Sections 5 or 6 of the Plan unless and until the Participant shall re-attain eligibility under the Plan. Where applicable, Participant shall also include Transferred BW Excess Plan Participants and DC Plan Participants.
2.11     Plan. The term “Plan” means the PHINIA Inc. Amended and Restated Retirement Savings Excess Benefit Plan, as may be amended from time to time.
2.12    Plan Year. The term “Plan Year” means the accounting year of the RSP, which is maintained on a January 1 through December 31 basis.
2.13    Pre-2005 Account Balance. The Term “Pre-2005 Account Balance” means the amounts credited to the BW Excess Plan on behalf of a Participant prior to January 1, 2005, and earnings thereon, that were vested as of December 31, 2004.

2.14    Post-2004 Account Balance. The Term “Post-2004 Account Balance” means (i) the amounts credited to the BW Excess Plan on behalf of a Participant on or after January 1, 2005 or that vested on or after January 1, 2005, and earnings thereon and (ii) all amounts credited to this Plan on behalf of a Participant, and earnings thereon.
2.15    Separation from Service. The term “Separation from Service” means the date on which a Participant dies, retires, or otherwise has a termination of employment from the Company within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h), or its successor.
2.16    Spin-Off. The term “Spin-Off” means the spin-off of the SpinCo Business in accordance with the terms of the Separation Agreement.
2.17    Supplementary Company Retirement Account. The term “Supplementary Company Retirement Account” means the account maintained for a Participant to which is credited the amount determined under Section 5 hereof, adjusted as determined under Section 10 hereof.
2.18    Supplementary Savings Account. The term “Supplementary Savings Account” means the account maintained for a Participant to which is credited the amount determined under Section 6 hereof, adjusted as determined under Section 10 hereof.
2.19    Transferred BW Excess Plan Participants. The term “Transferred BW Excess Plan Participants” means Transferred Corporation Participants, Transferred Corporation Participant Beneficiaries, and Transferred Former Employees.
2.20    Transferred Corporation Participant. The term “Transferred Corporation Participant” means each Employee as of immediately after the effective time of the Spin-Off who was participating in the BW Excess Plan and who becomes a Plan Participant as of the Effective Date in accordance with Section 4 below.
2.21    Transferred Corporation Participant Beneficiary. The term “Transferred Corporation Participant Beneficiary” means each dependent, beneficiary, alternate payee, and alternative recipient, as applicable, of a Transferred Corporation Participant who was due benefits under the BW Excess Plan with respect to the Transferred Corporation Participant as of the effective time of the Spin-Off.
2.22    Transferred Former Employee. The term “Transferred Former Employee” means “Former Employee” as defined in the EM Agreement who was due benefits under the BW Excess Plan as of the effective time of the Spin-Off.
2.23    Unforeseeable Emergency. The term “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.
2.24    Valuation Date. The term “Valuation Date” means a date as of which each Investment Fund under the RSP is valued and the Participant's Accounts and DC Plan Accounts adjusted as provided in Article 10 thereof. Each Business Date (any day on which the New York Stock Exchange is open for trading and on which the principal office of the Administrative Services Provider, as such term is defined in the RSP, is open) during the Plan Year shall be deemed a Valuation Date.
3.Administration.
3.01Generally. This Plan shall be administered by a committee of one or more persons established and appointed by the Corporation to administer the RSP (the “Committee”). The Committee shall have the sole responsibility for the administration of the Plan. A Committee member may resign by written notice to, or may be removed by, the Corporation, which shall appoint a successor to fill any vacancy on the Committee, howsoever caused. An Employee's membership on the Committee shall automatically terminate upon such Employee's termination of employment with the Corporation and all of the Corporation's subsidiaries, joint ventures and affiliates.

3.02Appointment and Duties of the Committee. The Committee may delegate its responsibilities hereunder to one or more persons to serve at the Committee's discretion. The Committee or its delegate(s) shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:
(i)To administer and enforce the Plan, including the discretionary and exclusive authority to interpret the Plan, to make all factual and legal determinations under the Plan and to resolve questions as between the Company and Participants or Beneficiaries, including questions which relate to eligibility and distributions from the Plan, to remedy possible ambiguities, inconsistencies or omissions, and decisions on claims which shall, subject to the claims procedures under the Plan, be conclusive and binding upon all persons hereunder, including, without limitation, Participants, other employees of the Company, Beneficiaries, and former Participants, and their executors, administrators, conservators, or heirs;
(ii)To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;
(iii)To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;
(iv)To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;
(v)To furnish the Company, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;
(vi)To receive, review and keep on file (as it deems convenient or proper) reports of the receipts and disbursements under the Plan;
(vii)To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel, third party administrators ("TPAs"), and such clerical, medical, accounting, auditing, actuarial and other services as it may require in carrying out the provisions of the Plan or in connection with any legal claim or proceeding involving the Plan, to settle, compromise, contest, prosecute or abandon claims in favor of or against the Plan; and
(viii)To discharge all other duties set forth herein.
3.03Recusal. No member of the Committee shall participate in any action on any matters involving solely his or her own rights or benefits as a Participant under the Plan, and any such matters shall be determined by the other members of the Committee.
3.04Direction on Payments. The Committee, or the person or persons designated by the Committee, shall review and approve all distributions from the Plan, including requests for distributions by reason of an Unforeseeable Emergency.
3.05Actions by the Committee. The Committee may act at a meeting or by writing without a meeting, by the vote or assent of a majority of its members. The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs and the administration of the Plan. A dissenting Committee member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Committee members shall not be responsible for any such action or failure to act.
3.06Expenses of the Committee. Members of the Committee shall not receive compensation from the Plan for those services they perform as the Committee members while employed by the Company. Any and all necessary expenses related to Plan administration shall be paid by the Corporation and each participating Company but may be charged against Plan Accounts.
3.07Records of the Committee. The Committee shall keep a record of all of its meetings and shall keep all such books of account, records and other data as may be necessary or desirable in its judgment for the administration of the Plan. The Committee may retain a TPA to perform some or all of its Plan record-keeping functions.
3.08Information from Participant. The Committee may require a Participant to complete and file with the Committee written or electronic forms approved by the Committee, and to furnish all pertinent information requested by such Committee. The Committee may rely upon all such information so furnished, including the Participant's current mailing address.
3.09Spin-Off
(i) Pursuant to the terms of the EM Agreement, as of the Effective Date, the Company and the Plan shall assume all liabilities and obligations of BorgWarner under the BW Excess Plan with respect to each Transferred BW Excess Plan Participant, including for any benefits due under the plan to a Transferred BW Excess Plan Participant, and such benefits shall be administered and paid under the terms of this Plan; provided, however, that all beneficiary designations, deferral elections and distribution elections made by such Transferred BW Excess Plan Participant under the BW Excess Plan prior to the Effective Date shall continue to apply and shall be administered under this Plan.
(ii) As of the Effective Date, the Plan shall assume and honor the terms of all domestic relations orders in effect under the BW Excess Plan in respect of Transferred BW Excess Plan Participant.
4.Eligibility.
An Employee who meets the criteria established to be a Participant, as set forth herein, shall be eligible for benefits hereunder; provided, however, that in no event shall a Participant who is not entitled to benefits under the RSP be eligible for a benefit under this Plan except as otherwise provided in the Supplement.
In connection with the Spin-Off and pursuant to the terms of the EM Agreement, each Transferred Corporation Participant shall automatically become a Plan Participant as of the Effective Date.
In connection with the Plan Merger, each DC Plan Participant shall automatically become a Plan Participant as of the Effective Date to the extent the DC Plan Participant is not already a participant in the Plan.
5.Supplementary Company Retirement Account.
The Corporation shall credit an amount to each Participant's Supplementary Company Retirement Account equal to the excess of (i) the Company Retirement Contributions that would have been made under the RSP in a Plan Year, without regard to any limitations on such Company Retirement Contributions contained in the RSP and/or any cap on Compensation therein, over (ii) the actual Company Retirement Contribution made under the RSP.
6.Supplementary Savings Account.
The Corporation shall credit an amount to each Participant's Supplementary Savings Account equal to 3% of the Participant’s Compensation in excess of the amount described in Section 401(a)(17) of the Code.
7.No Participant Contributions.
Contributions to the Plan by Participants, whether on a salary reduction basis or otherwise, are not required and are not permitted, except as otherwise provided in the Supplement.
8.Vesting.
The amounts credited to a Participant's Supplementary Company Retirement Account and his Supplementary Savings Account shall vest in the same manner as under the RSP.
9.Distribution of Benefits.
9.01Generally. A Participant's vested Account shall be distributed to the Participant as follows:

(i)Pre-2005 Account Balances. A Participant's vested Pre-2005 Account Balance shall be distributed to the Participant in cash in a single sum within thirty (30) days following the date of the Participant's Separation from Service.
(ii)Post-2004 Account Balances. A Participant's vested Post-2004 Account Balance and vested Supplementary Company Retirement Account balance and vested Supplementary Savings Account balance shall be distributed to the Participant in cash in a single sum in the seventh month following the month in which the Participant's Separation from Service occurs.
9.02No In-Service Withdrawals or Loans. No in-service withdrawals or Participant loans are available under the Plan, except as otherwise provided in the Supplement.
9.03Unforeseeable Emergency. A Participant or Beneficiary entitled to vested benefits under the Plan may request a single-sum distribution in cash to satisfy an Unforeseeable Emergency. The distribution shall be limited to the amount necessary to satisfy the Unforeseeable Emergency (including any applicable federal, state or local taxes attributable to such distribution), and shall not exceed the current value of the Participants vested Account balance and DC Plan Account balance. The determination of the existence of an Unforeseeable Emergency and the approval of an Unforeseeable Emergency distribution shall be made by the Committee. Approval shall be given only if, taking into account all of the facts and circumstances, failure to grant such request would result in a severe financial hardship to the Participant or Beneficiary. Approval shall not be granted if such hardship is or may be relieved through insurance, by liquidation of his or her assets (to the extent such liquidation would not itself cause severe financial hardship). The amount of payment permitted hereunder shall in no event exceed the amount permitted under Treasury Regulation Section 1.409A-3(i)(3)(ii), or its successor.
10.Investments.
On each Valuation Date, for each Participant, the Corporation shall determine in which of the Investment Funds under Article 9 of the RSP the accounts of the Participant under the RSP and the DC Plan Accounts were invested for that Valuation Date. The Corporation shall then credit the Participant Supplementary Company Retirement Account and Supplementary Savings Account to reflect (i) earnings or expenses and recognized gains or losses of the Investment Funds since the preceding Valuation Date and (ii) any adjustments reflecting a revaluation in the total fair market value of the Investment Funds that have been made by the Trustee under the RSP, as if the Participant's Supplementary Company Retirement Account had been invested in the same proportion and manner as his Company Retirement Account under the RSP, and as if his Supplementary Savings Account had been invested in the same proportion and manner as his Savings Account under the RSP. The Corporation shall adjust the DC Plan Account, as if the portion of the DC Plan Account allocated to an Investment Fund were actually invested in such Investment Fund. The Committee may instead offer Participants different investment funds options than the Investment Funds offered under the RSP or allow Participants to invest their Accounts or DC Plan Accounts under the Plan in a different manner than the manner in which the Participants invest their accounts under the RSP.
11.Unfunded Status.
All benefits payable under this Plan to or on behalf of Participants who were employed by the Corporation shall be paid from the general assets of the Corporation and all benefits payable to or on behalf of Participants who were employed by any Company which has adopted this Plan shall be paid from the general assets of such Company. If the Corporation or any Company which has adopted this Plan, in its sole discretion, establishes a fund or account for the payment of benefits hereunder, the Participant, his Beneficiary or Beneficiaries, or any other person shall not have, under any circumstances, any interest whatever in such fund or account or in any particular property or assets of the Corporation or of such Company by virtue of this Plan, and the rights of the Participant, his Beneficiary or Beneficiaries or any other person who may claim a right to receive benefits under this Plan shall at all times be no greater than the rights of a general unsecured creditor of the Corporation or of such Company. The Participant shall not be entitled to any payments from the trust fund maintained under the RSP on the basis of any benefits to which he may be entitled under this Plan.
If the Committee shall find that a Participant, former Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, or has died, the Committee may direct that any payment due him, unless claim therefor shall have been made by a duly appointed legal representative, shall be paid to his spouse, a child, a parent or other blood relative or to a person with whom he resides, and any such payment so made shall be in complete discharge of the liabilities of Plan therefor.
Subject to all applicable laws relating to unclaimed property, if the Committee mails by registered or certified mail, postage prepaid, to the last known address of a Participant or Beneficiary, a notification that he is entitled to a distribution hereunder, and if the notification is returned by the United States Postal Service as being undeliverable because the addressee cannot be located at the address indicated and if the Committee has no knowledge of such Participant's or Beneficiary's whereabouts within 3 years from the date the notification was mailed, or if within 3 years from the date the notification was mailed to such Participant or Beneficiary he or she does not respond thereto by informing the Committee of his or her whereabouts, then, and in either of said events, upon the December 31 coincident with or next succeeding the third anniversary of the mailing of such notification, the undistributed amount in the Account or DC Plan Account of such Participant or Beneficiary shall be paid to the person or persons who would have been entitled to take such share in the event of the death of the Participant or Beneficiary whose whereabouts are unknown, assuming that such death occurred as of the December 31 coincident with or next succeeding the third anniversary of the mailing of such notification.
No Participant, former Participant or Beneficiary or any other person shall have any interest in or right under the Plan in any part of the assets or earnings held in the RSP Trust or in any other trust established by the Corporation.
Whenever in the administration of the Plan action is required, such action shall be uniform in nature as applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of Employees who are officers, shareholders or highly compensated Employees.
Any action by the Committee pursuant to the provisions of the Plan may be evidenced by written instrument executed by any person authorized by the Committee to take such action, and any fiduciaries shall be fully protected in acting in accordance with any such written instrument received by them.
12.Claims Procedures.
12.01 Filing A Claim. It is intended that the benefits under the Plan to which a Participant is entitled be paid at the time provided for their distribution without the Participant being required to make a claim for such benefits. If, however, a Participant or Beneficiary (“Claimant”) does not receive the benefits which the Claimant believes he or she is entitled to receive under the Plan, the Claimant may file a claim for benefits with the Committee. A claim shall be made by filing a written request with the Committee on a form provided by the Committee, which shall be delivered to the Committee and, in the case of a request for a distribution on account of an Unforeseeable Emergency, be accompanied by such substantiation of the claim as the Committee considers necessary and reasonable. If the claims procedure form made available by the Committee does not contain information on where to file the claim, the claim may be submitted to the human resources office at the site where the Claimant is employed.
12.02 Denied Claims. If a claim is denied in whole or in part, the Claimant shall receive a written or electronic notice explaining the denial of the claim within ninety (90) days after the Committee's receipt of the claim. The Committee may appoint one or more persons or a committee of one or more persons to act as the claims administrator for the Plan. If the Committee (or its delegate) determines that for reasons beyond its control, a ninety (90) day extension of time is necessary to process the claim, the Claimant shall be notified in writing of the extension and reason for the extension within ninety (90) days after the Committee (or its delegate)'s receipt of the claim. The written extension notification shall also indicate the date by which the Committee (or its delegate) expects to render a final decision. A notice of denial of claim shall contain the following: the specific reason or reasons for the denial; reference to the specific provisions of the Plan on which the denial is based; a description of any additional materials or information necessary for such Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(c) of ERISA following an adverse determination on review.
12.03 Review of Denied Claims. To request a review of a denied claim, a Claimant must file a written request for review within sixty (60) days after receiving written notice of the denial. The Claimant may submit written comments, documents, records and other relevant information in support of the claim. A Claimant shall be provided, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim. A document, record, or other information shall be considered relevant if it: (i) was relied upon in denying the claim; (ii) was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (iii) demonstrates compliance with the claims procedures process; or (iv) constitutes a statement of policy for the Plan or guidance concerning the denied claim.
12.04 Decisions on Reviewed Claims. The Committee (or its delegate) will notify the Claimant in writing of its decision on the appeal. Such notification will be in a form designed to be understood by the Claimant. If the claim is denied in whole or in part on appeal, the notification will also contain: the specific reason or reasons for the denial; reference to the specific provisions of the Plan on which the determination is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and a statement that the Claimant has a right to bring an action under Section 502(a) of ERISA. A document, record, or other information shall be considered relevant if it: (i) was relied upon in denying the claim; (ii) was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (iii) demonstrates compliance with the claims procedures process; or (iv) constitutes a statement of policy for the Plan or guidance concerning the denied claim. Such notification will be given by the Committee (or its delegate) within sixty (60) days after the complete appeal is received by the Committee (or its delegate) (or within one hundred twenty (120) days if the Committee (or its delegate) determines special circumstances require an extension of time for considering the appeal, and if written notice of such extension and circumstances is given to the Claimant within the initial sixty (60) day period). Such written extension notice shall also indicate the date by which the Committee (or its delegate) expects to render a decision.
12.05 Review Procedures. In reviewing a denied claim, the reviewer shall take into consideration all comments, documents, records, and other information submitted by the Claimant in support of the claim, without regard to whether such information was submitted or considered in the initial determination.
12.06 Exhaustion of Remedies; Filing of Legal Actions. A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claim’s procedures. A claimant may not bring a legal action seeking payment of benefits under the Plan more than one year after the claimant has received written notice of the decision on the review of his or her claim.
13.Amendment and Discontinuance.
The Committee may at any time amend or discontinue this Plan. However, if this Plan should be amended and discontinued, the Corporation and any Company which has adopted this Plan shall be liable for any benefits accrued under this Plan as of the date of such action for Participants who are or have been employed by the Corporation or any such Company. Such accrued benefits shall be the undistributed vested portion of the Participant's Supplementary Company Retirement Account balance and the DC Plan Account balance, if any, as of such date of amendment or discontinuance. Upon a termination of the Plan, a Participant's Account and DC Plan Account (other than the Pre-2005 Account Balance and Pre-2005 DC Plan Account Balance as defined in the Supplement) shall not be distributed prior to the date on which it would be otherwise distributable as provided by Section 9 of the Plan or the Supplement, as applicable, except to the extent and in accordance with Treas. Regs. Section 1.409A-3(j)(4)(ix).
14.Restriction on Assignment.
The benefits provided hereunder are intended for the personal security of persons entitled to payment under this Plan and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of any Participant or his or her Beneficiary or Beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy. However, the restrictions herein shall not prevent the Committee from satisfying the requirements of a "qualified domestic relations order" as defined in Section 441(1)(B) of the Code.
15.Continued Employment.
Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the employment of the Corporation or any Company in any capacity or as otherwise affecting the employment relationship.
16.Liability of the Committee.
No member of the Committee shall be liable for any loss unless resulting from his or her own fraud or willful misconduct, and no member shall be personally liable upon or with respect to any agreement, act, transaction, or omission executed, committed, or suffered to be committed by himself or herself as a member of the Committee or by any other member, agent, representative or employee of the Committee. The Committee and any individual member of the Committee and any agent thereof shall be fully protected in relying upon the advice of the following professional consultants or advisors employed by the Corporation or the Committee: any attorney insofar as legal matters are concerned, any accountant insofar as accounting matters are concerned, and any actuary insofar as actuarial matters are concerned.
17.Indemnification.
The Corporation and any Company which has adopted this Plan hereby indemnifies and agrees to hold harmless and indemnify the members of the Committee and all directors, officers, and employees of the Corporation and of any Company which has adopted this Plan against any and all parties whomsoever, and all losses therefrom, including without limitation, costs or defense and attorneys' fees, based upon or arising out of any act or omission relating to, or in connection with this Plan other than losses resulting from such person's fraud or willful misconduct.
18.Termination of Service for Dishonesty.
If a Participant's service with the Corporation or with any Company which has adopted this Plan, is terminated because of dishonest conduct injurious to the Corporation or such Company, or if dishonest conduct injurious to the Corporation or such Company committed by a Participant is determined by the Corporation within one year after his service with the Corporation or such Company is terminated, the Committee may terminate such Participant's remaining interest and benefits under this Plan (unless such remaining interest is in a DC Plan Account).
The dishonest conduct committed by a Participant that is injurious to the Corporation or to any Company which has adopted this Plan shall be determined and decided by the Committee only after a full investigation of such alleged dishonest conduct and an opportunity has been given the Participant to appear before the Committee to present his case. The decision made by the Committee in such cases shall be final and binding on all Participants and other persons affected by such decision.
19.Binding on the Corporation, Company, Participants and Their Successors.
This Plan shall be binding upon and inure to the benefit of the Corporation and to the benefit of any Company which has adopted this Plan, their successors and assigns and the Participants and their heirs, executors, administrators, and duly appointed legal representatives.
20.Rights of Affiliates to Participate.
Any Company participating in the RSP may, in the future, adopt this Plan provided the proper action is taken by the board of directors of such Company. The administrative powers and control of the Corporation, as provided in this Plan, shall not be deemed diminished under this Plan by reason of the participation of any Company and the administrative powers and control granted hereunder to the Committee shall be binding upon any Company adopting this Plan. Each Company adopting this Plan shall have the obligation to pay the benefits to its Participants who were in its employment hereunder and no other Company shall have such obligation and any failure by a particular employer to live up to its obligations under this Plan shall have no effect on any other Company. Any Company may discontinue this Plan at any time by proper action of its board of directors subject to the provisions of Section 13.
21.Withholdings.
The Company shall withhold from any amount distributable to a Participant under the Plan any applicable federal, state, or local income or employment taxes or any other amounts required to be withheld by law. In addition, the Company may withhold from a Participant's currently payable salary, bonus, or other compensation any applicable federal, state or local income or employment taxes that may be due upon the crediting of an amount to the Participant's Account or DC Plan Account.
22.Construction.
The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision. Except when otherwise clearly indicated by the context, when used in the Plan words in any gender shall include any other gender, and words in the singular shall include the plural, and words in the plural shall include the singular.

23.Severability.
In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Committee shall have the right to correct and remedy such questions of illegality or invalidity by amendment as provided by the Plan.
24.Law Governing.
This Plan shall be construed in accordance with and governed by the laws of the State of Michigan.
25.No Offsets Permitted.
The Company shall not offset a distribution to a Participant or otherwise reduce the Account balance or DC Plan Account balance of a Participant to satisfy any debt or other obligation owed by the Participant to the Company.
26.No Postponement of Distributions.
A Participant shall not be entitled to postpone the distribution of his or her Account beyond the date on which it is distributable to him or her under the terms of the Plan.
27.Code Section 409A.
The Plan is intended to constitute a plan of deferred compensation that meets the requirements for the deferral of income taxation under Code Section 409A. It is intended that the provisions of the Plan comply with Code Section 409A and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
Participant's Separation from Service shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts upon or following a Separation from Service unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of service” or like terms shall mean Separation from Service.
The Plan satisfies the requirement under Code Section 409A with respect to Post-2004 Account Balances and Post-2004 DC Account Balances (as defined in the Supplement) that any distribution of deferred compensation to a Participant who is a “specified employee” of the Company (within the meaning of that term under Section 409A(2)(A) of the Code) on account of his or Separation from Service not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant's Separation from Service or (ii) the date of the Participant's death by providing that all distributions of Post-2004 Account Balances and Post-2004 DC Account Balances be distributed in a single sum in the seventh month following the month in which the Participant's Separation from Service occurs.
No payment or distribution of Post-2004 Account Balances and Post-2004 DC Account Balances shall be accelerated, except as permitted under Code Section 409A. Nothing contained herein shall enable the Committee to accelerate payments because of the financial condition of the Corporation.
28.Plan History.
The PHINIA Inc. Retirement Savings Excess Benefit Plan (“Initial Excess Plan”) was established January 1, 2024, in connection with a spin-off of the BW Excess Plan in accordance with the EM Agreement. The Initial Excess Plan is amended and restated on January 1, 2024, in connection with the Plan Merger.

EXHIBIT A - SUPPLEMENT FOR DC PLAN PARTICIPANTS
This Supplement contains special provisions covering contributions and credits, vesting, and distribution of benefits in connection with the DC Plan Accounts. This Supplement and the general provisions of the Plan govern the terms and conditions of the benefits and rights of the DC Plan Participants with respect to their DC Plan Accounts. If the Supplement conflicts with the Plan, the Supplement shall govern with regard to the DC Plan Accounts.
29.Definitions.
As used in this Supplement, the following definitions shall apply. Any capitalized terms used but not defined herein shall have the meanings assigned to them in the general provisions of the Plan unless the context clearly indicates otherwise. For purposes of this Supplement, if a capitalized term is defined in both the Supplement and the Plan, the definition in the Supplement shall supersede the definition in the Plan.
29.01    Account shall mean the DC Plan Account.
Section 1.2 Board of Directors or Board shall mean the Board of Directors, as constituted from time to time, of PHINIA Inc.
29.03    Change in Control shall mean the happening of any of the following events:
A.    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act )(a "Person ") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either (i) the total fair market value of the stock of the Company (the "Outstanding Company Stock") or (ii) the total voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 1.3, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (D) of this Section 1.3; or
B.    A majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date or appointment or election; or
C.    Any Person acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such Person, ownership of 30 percent or more of the Outstanding Company Voting Securities; or
D.    Any Person acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such Person assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, excluding however, acquisitions by (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock of the Company; (ii) an entity, 50% of more of the total value or total voting power of which is owned directly or indirectly by the Company; (iii) a Person that owns directly or indirectly, 50% or more of the Outstanding Company Stock or Outstanding Company Voting Securities, or an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a Person described in clause (iii) of this paragraph.
29.04    Company shall mean PHINIA Inc., a corporation, and any successor thereto which continues the Plan.
29.05    Deferrals shall mean the amounts credited to a DC Plan Participant's Account as Deferrals pursuant to the DC Plan Participant’s deferral elections. Notwithstanding the foregoing, as of the Effective Date no new Deferrals shall be made to the Account.

29.06    Disability shall mean, with reference to a DC Plan Participant: (i) the DC Plan Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the DC Plan Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the DC Plan Participant's Employer. Additionally, a DC Plan Participant will be disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of this definition.
29.07    Employer shall mean, with respect to any DC Plan Participant, the Company (that is participating in the Plan with the consent of the Board of Directors) that employs such DC Plan Participant.
Section 1.8    Pre-2005 DC Account Balance shall mean the Deferrals credited to a DC Plan Participant’s Account for Plan Years ending prior to January 1, 2005, and earnings thereon.
Section 1.9    Post-2004 DC Account Balance shall mean the Deferrals credited to a DC Plan Participant’s Account for Plan Years beginning on or after January 1, 2005, and earnings thereon.
Section 1.10     Retirement shall mean the DC Plan Participant’s termination of employment with the Company and all Employers (i) on or after the last day of the calendar month coincident with or immediately following the day on which the DC Plan Participant attains age 65, or (ii) age 60 if the DC Plan Participant has been credited with at least 15 years of service as determined under the RSP.
Section 1.11     Retirement/Disability Distribution shall mean a DC Plan Participant’s election to receive a distribution of his or her Deferrals upon the first to occur of the DC Plan Participant’s Retirement, or Disability.
Section 1.12     Scheduled Withdrawal shall mean a distribution of all or a portion of the Deferrals credited to a DC Plan Participant’s Account in the year as previously elected by the DC Plan Participant for such distribution.
30.DC PLAN PARTICIPANTS
30.01 Participation. A DC Plan Participant shall continue to participate in the Plan with respect to amounts credited to his or her Account until there has been a complete distribution of the DC Plan Participant’s Account.
31.VESTING
31.01Deferrals. A DC Plan Participant shall at all times be 100% vested in amounts credited to the DC Plan Participant’s Account.
32.DISTRIBUTION OF BENEFITS
32.01 Distributions.
(i)Unscheduled Distributions of Pre-2005 Account Balances. A DC Plan Participant may elect to receive an Unscheduled Distribution of up to 100% of his or her Pre-2005 Account Balance. An Unscheduled Distribution must be for a minimum amount of $2,000, and an application for an Unscheduled Distribution shall be made on such forms or by such means as the Committee shall require. An amount equal to 10% of the gross amount of any Unscheduled Distribution allowed shall be permanently forfeited by the DC Plan Participant, with the DC Plan Participant only receiving a distribution of the net amount thereof. A DC Plan Participant shall be permitted to receive one Unscheduled Distribution per Plan Year. A DC Plan Participant shall not be permitted to receive an Unscheduled Distribution with respect to any portion of his or her Post-2004 Account Balance.
(ii)Change in Control Distribution. Upon the occurrence of a Change in Control, a DC Plan Participant shall receive a complete distribution of his or her Account.

32.02 Form of Distributions. Amounts distributed to a DC Plan Participant from his or her Account shall be paid in cash as follows:
(i)Retirement/Disability Distributions. In the case of a Retirement/Disability Distribution in either (i) a single sum, or (ii) a distribution in approximately equal annual installments payable over a period of 5, 10, or 15 years, as previously elected by the DC Plan Participant, with one-fourth (1/4) of each annual installment paid quarterly, such distribution to be paid (in the case of a single sum) or commence to be paid (in the case of annual installments) in the first calendar quarter that begins six (6) months after the calendar quarter in which the DC Plan Participant’s Retirement or Disability occurs, with the DC Plan Participant’s Account being valued as of the first Business Date of the calendar quarter in which a distribution is paid. The Account balance of a DC Plan Participant who fails or refuses to elect a method of distribution shall be a single sum.
(ii)Scheduled Withdrawals, Unscheduled Distributions, Change in Control Distributions. In the case of a Scheduled Withdrawal, an Unscheduled Distribution, or a Change in Control Distribution, in a single sum in the calendar quarter that begins after the calendar quarter in which the event giving rise to the distribution occurs, with the DC Plan Participant’s Account being valued as of the first Business Date of the calendar quarter in which the single sum is paid.
32.03 Death Before Commencement of Distributions. If a DC Plan Participant dies while an Employee or after Retirement or Disability, but before a distribution of his or her account has commenced, the DC Plan Participant’s entire Account balance shall be paid to his or her Beneficiary in cash in either (i) a single sum, or (ii) a distribution in approximately equal annual installments payable over a period of 5, 10, or 15 years, as previously elected by the DC Plan Participant, with one-fourth (1/4) of each annual installment paid quarterly, such distribution to be paid (in the case of a single sum) or commence to be aid (in the case of annual installments) in the calendar quarter that begins after the calendar quarter in which the DC Plan Participant’s death occurs, with the DC Plan Participant’s Account being valued as of the first Business Date of the calendar quarter in which a distribution is paid.
32.04 Death After Commencement of Distributions. If a DC Plan Participant dies while an Employee and after a distribution of his or her Account under the Plan has commenced, the DC Plan Participant’s entire Account balance, including those amounts not yet distributable, shall continue to be distributed to his or her Beneficiary in cash under the distribution method as previously elected by the DC Plan Participant.
32.05 Termination of Employment Prior to Retirement, Death, or Disability. If a DC Plan Participant terminates employment with the Company and all Employers prior to his or her Retirement, death or Disability for any reason, notwithstanding any distribution election made by the DC Plan Participant, the DC Plan Participant’s entire Account balance shall be paid to the DC Plan Participant in cash in a single sum in the first calendar quarter that begins six (6) months after the end of the calendar quarter in which such termination of employment occurs, with the DC Plan Participant’s Account being valued as of the first Business Date of the calendar quarter in which the single sum is paid.
32.06 Postponement of Scheduled Withdrawal Date by DC Plan Participant (Pre-2005 Account Balances). A DC Plan Participant may postpone to a later year the date of a Scheduled Withdrawal if such change is made in writing (or by such means as the Committee shall require) at least one (1) year prior to the date of distribution specified in the original Scheduled Withdrawal election. No Scheduled Withdrawal may be postponed more than once. This Section 4.6 shall only apply to a DC Plan Participant’s Pre-2005 Account Balance.
32.07 Change in Form of Retirement/Disability Distributions (Pre-2005 Account Balances). A DC Plan Participant may change his or her form of distribution election for a Retirement/Disability Distribution if such change is made in writing at least six (6) months prior to the DC Plan Participant’s Retirement or Disability. In the event that the DC Plan Participant’s most recent Retirement/Disability Distribution election was made within six (6) months of the DC Plan Participant’s Retirement or Disability, the next most recent election made by the DC Plan Participant at least six (6) months prior to the DC Plan Participant’s Retirement or Disability (or if none, the DC Plan Participant’s initial election) shall be used. This Section 4.7 shall only apply to a DC Plan Participant’s Pre-2005 Account Balance.
32.08 Delay of Distributions by the Company.
In accordance with and subject to the requirements of Treas. Regs. Sec. 1.409A-2(b)(7)(i) or any successor provision, the Committee may delay the distribution of all or part of an amount otherwise payable to a DC Plan

Participant to the extent that the conversion or distribution would violate the federal securities laws or other applicable law, provided that the distribution shall be made at the earliest date at which the Committee determines that the making of the distribution will not cause such violation.
In accordance with and subject to the requirements of Treas. Regs. Sec. 1.409A-2(b)(7)(ii) or any successor provision, the Committee may delay the distribution of an amount otherwise payable to a DC Plan Participant to the extent that the distribution would not be deductible by the Employer under Section 162(m) of the Code.
ARTICLE 5. AMENDMENT AND TERMINATION
The Company reserves the right, whether upon amendment or termination of this Supplement or otherwise, to accelerate the distribution of all or a portion of a DC Plan Participant’s Account balance before such distribution would otherwise be payable, without the consent of the DC Plan Participant, if (i) the Board of Directors determines by written resolution that such acceleration of payments would be in the best interest of the Company, or (ii) the Committee determines that a change in the federal tax laws will cause the DC Plan Participant to recognize income for federal tax purposes with respect to all or a portion of his or her Account balance prior to the date on which such portion of the DC Plan Participant’s Account would otherwise be distributable.
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